EXHIBIT 10.11

LICENSE AGREEMENT

BETWEEN

NEOPROBE CORPORATION

AND

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

FOR

CASE NO. SD1998-088

-i-

LICENSE AGREEMENT

This agreement ("Agreement") is made by and between Neoprobe Corporation a Delaware corporation having an address at 425 Metro North Place North, Suite 300, Dublin, Ohio 43017-1367 ("LICENSEE") and The Regents Of The University Of California, a California corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200 ("UNIVERSITY"), represented by its San Diego campus having an address at University of California, San Diego, Technology Transfer & Intellectual Property Services, Mail-code 0910, 9500 Gilman Drive, La Jolla, California 92093-0910 ("UCSD").

This Agreement is effective on the date of the last signature (“Effective Date”).

RECITALS

WHEREAS, the inventions disclosed in UCSD Case Docket No. SD1998-0088 and titled “MACROMOLECULAR CARRIER FOR DRUG AND DIAGNOSTIC AGENT DELIVERY“ ("Invention"), were made in the course of research at UCSD by Dr. Dave Vera (hereinafter and collectively, the "Inventor") and are covered by Patent Rights as defined below;

WHEREAS, the research was sponsored in part by the Government of the United States of America and as a consequence this license is subject to overriding obligations to the Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations;

WHEREAS, the Inventor is an employee of UCSD, and is obligated to assign all of his right, title and interest in the Invention to UNIVERSITY;

WHEREAS, LICENSEE entered into a secrecy agreement (UC Control No 1999-20-0208) with UNIVERSITY, effective July 17, 1998 ("Secrecy Agreement"), for the purpose of evaluating the Invention;

WHEREAS, UNIVERSITY is desirous that the Invention be developed and utilized to the fullest possible extent so that its benefits can be enjoyed by the general public;

WHEREAS, LICENSEE is desirous of obtaining certain rights from UNIVERSITY for commercial development, use, and sale of the Invention, and use of the Invention in Combination Products in the field of Scintigraphy and intraoperative use in Scintillation Counting and the UNIVERSITY is willing to grant such rights; and

WHEREAS, LICENSEE understands that UNIVERSITY may publish or otherwise disseminate information concerning the Invention at any time and that LICENSEE is paying consideration thereunder for its early access to the Invention, not continued secrecy therein.

NOW, THEREFORE, the parties agree:

ARTICLE 1. DEFINITIONS

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

1.1
"Affiliate" means any corporation or other business entity in which LICENSEE owns or controls, directly or indirectly, at least twenty percent (20%) of the outstanding stock or other voting rights entitled to elect directors, or in which LICENSEE is owned or controlled directly or indirectly by at least twenty percent (20%) of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least twenty percent (20%), then an "Affiliate" includes any company in which LICENSEE owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

1.2	"Sublicensee" means a third party to whom LICENSEE grants a sublicense of certain rights granted to LICENSEE under this Agreement.

1.3
“EPO Member States” means Austria, Belgium, Switzerland, Cyprus, Germany, Denmark, Spain, Finland, France, Turkey, Greece, Ireland, Italy, Liechtenstein, Luxembourg, Monaco, Netherlands, Portugal, Sweden, and the United Kingdom.

1.4	“Scintigraphy” means an external imaging examination of the patient following the injection of a radioactive substance using a device to image gamma radiation, such as a gamma camera.

1.5
“Scintillation Counting” means an external or internal scan examination of a patient, or tissue of organ of such patient following the injection of a radioactive substance using a hand-held gamma radiation detection probe.

1.6	"Field" means diagnostic use in Scintigraphy and Scintillation Counting which is a radio-labeled-carbohydrate-conjugated macromolecule that directs radioactivity to lymphoid tissue.

1.7	"Territory" means the United State, EPO Member States, and Japan.

1.8
"Term" means the period of time beginning on the Effective Date and ending on the later of (i) the expiration date of the longest-lived Patent Rights; or (ii) the twenty-first (21st) anniversary of Effective Date.

1.9
"Patent Rights" means any of the following: the US patent application (serial number 09/569,466, titled "MACROMOLECULAR CARRIER FOR DRUG AND DIAGNOSTIC AGENT DELIVERY") disclosing and claiming the Invention, filed by Inventor and assigned to UNIVERSITY; and continuing applications thereof including divisions, substitutions, and continuations-in-part (but only to extent the claims thereof are enabled by disclosure of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

1.10
"Sponsor Rights" means all the applicable provisions of any license to the United States Government executed by UNIVERSITY and the overriding obligations to the Federal Government under 35 U.S.C. §§ 200-212 and applicable governmental implementing regulations and the overriding obligations to NIH under the sponsorship agreement with the same.

1.11
"Licensed Method" means any method that is covered by Patent Rights the use of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement of any pending or issued and unexpired claim within Patent Rights.

1.12
"Licensed Product" means any composition or product that is covered by the claims of Patent Rights, or that is produced by the Licensed Method, or the manufacture, use, sale, offer for sale, or importation of which would constitute, but for the license granted to LICENSEE by UNIVERSITY herein, an infringement of any pending or issued and unexpired claim within the Patent Rights.

1.13
"Net Sales" means the total of the gross invoice prices of Licensed Products sold by LICENSEE, its Sublicensee, an Affiliate, or any combination thereof, less the sum of the following actual and customary deductions where applicable and separately listed: cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (except for value-added and income taxes imposed on the sales of Product in foreign countries); transportation charges; or credits to customers because of rejections or returns. For purposes of calculating Net Sales, transfers to a Sublicensee or an Affiliate of Licensed Product under this Agreement for (i) end use (but not resale) by the Sublicensee or Affiliate shall be treated as sales by LICENSEE at list price of LICENSEE, or (ii) resale by a Sublicensee or an Affiliate shall be treated as sales at the list price of the Sublicensee or Affiliate.

1.14
“Patent Costs” means all out-of-pocket expenses for the preparation, filing, prosecution, and maintenance of all United States and foreign patents included in Patent Rights. Patent Costs shall also include reasonable out-of-pocket expenses for patentability opinions, inventorship determination, preparation and prosecution of patent application, re-examination, re-issue, interference, and opposition activities related to patents or applications in Patent Rights.

1.15
"Combination Product" means any product which is a Licensed Product and contains other product(s) or product component(s) that (i) does not use Invention or Patent Rights; (ii) the sale, use or import by itself does not contribute to the infringement of Patent Rights; (iii) can be sold separately by LICENSEE, its Sublicensee or an Affiliate; and (iv) enhances the market price of the final product(s) sold, used or imported by LICENSEE, its Sublicensee, or an Affiliate.

1.16	"Technology" means the written technical information relating to the Invention which the Inventors provide to LICENSEE prior to the Effective Date.

1.17	“Third Party” means any individual or entity other than LICENSEE or UNIVERSITY or an Affiliate of LICENSEE or UNIVERSITY.

ARTICLE 2. GRANTS

2.1 License. Subject to the limitations set forth in this Agreement and Sponsor's Rights, UNIVERSITY hereby grants to LICENSEE and Affiliates, and LICENSEE hereby accepts, a license under Patent Rights to make, use, sell, offer for sale, and import Licensed Products and to practice Licensed Methods and to use the Technology in the Field within the Territory and during the Term.

The license granted herein is exclusive for Patent Rights and UNIVERSITY shall not grant to third parties a further license under Patent Rights in the Field, within the Territory and during the Term.

2.2 Sublicense.

(a) The license granted in Paragraph 2.1 includes the right of LICENSEE to grant sublicense to third parties during the Term but only for as long the license is exclusive.

(b) With respect to sublicense granted pursuant to Paragraph 2.2(a), LICENSEE shall:

(1) not receive, or agree to receive, anything of value in lieu of cash as considerations from a third party under a sublicense granted pursuant to Paragraph 2.2(a) without the express written consent of UNIVERSITY;

(2) to the extent applicable, include all of the rights of and obligations due to UNIVERSITY (and, if applicable, the Sponsor's Rights) and contained in this Agreement;

(3) promptly provide UNIVERSITY with a copy of each sublicense issued; and

(4) collect and guarantee payment of all payments due, directly or indirectly, to UNIVERSITY from Sublicensees and summarize and deliver all reports due, directly or indirectly, to UNIVERSITY from Sublicensees.

(c) Upon termination of this Agreement for any reason, UNIVERSITY, at its sole discretion, shall determine whether LICENSEE shall cancel or assign to UNIVERSITY any and all sublicenses.

2.3 Reservation of Rights. UNIVERSITY reserves the right to:

(a) use the Invention, Technology and Patent Rights for educational and research purposes;

(b) publish or otherwise disseminate any information about the Invention and Technology at any time; and

(c) allow, in compliance with University policy, other nonprofit institutions to use Invention, Technology and Patent Rights for educational and research purposes in their facilities.

ARTICLE 3. CONSIDERATIONS

3.1 Fees and Royalties. The parties hereto understand that the fees and royalties payable by LICENSEE to UNIVERSITY under this Agreement are partial considerations for the license granted herein to LICENSEE under Patent Rights. Subject to the provisions of this Agreement LICENSEE shall pay UNIVERSITY:

(a) a license issue fee of Twenty-Five Thousand Dollars ($25,000) within thirty (30) days of the Effective Date this Agreement;

(b) license maintenance fees of Twenty-Five Thousand Dollars ($25,000) per year. The first license maintenance fee shall be due no later than August 8, 2003 and shall include an additional two thousand Dollars ($2,000) as interest, and shall be non-transferable and survive termination. The second license maintenance fee shall be due on the second anniversary of the effective date of the license. Subsequent license maintenance fees shall be payable on the third anniversary of the Effective Date and annually thereafter on each anniversary; provided however, that LICENSEE's obligation to pay this fee shall end on the date when LICENSEE is commercially selling a Licensed Product;

*	Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(c) milestone payments in the amounts payable according to the following schedule or events:

	Amount	Date or Event

(1)	$[*]	The first successful regulatory clearance, to be substituted for the appropriate milestone payment listed below in (14)-(25).
(2)	$[*]	The earlier of year-end 2002 or commencement of phase 2 trial for melanoma
(3)	$[*]	The earlier of year-end 2002 or commencement of phase 2 trial for breast cancer
(4)	$[*]	The earlier of year-end 2003 or commencement of phase 2 trial for colo-rectal cancer
(5)	$[*]	commencement of phase 2 trial for stomach cancer
(6)	$[*]	commencement of phase 2 trial for cervical cancer
(7)	$[*]	commencement of phase 2 trial for any cancer that is not melanoma, breast, colo-rectal, stomach, or cervical
(8)	$[*]	The earlier of year-end 2004 or completion of phase 3 trial for melanoma
(9)	$[*]	The earlier of year-end 2004 or completion of phase 3 trial for breast cancer
(10)	$[*]	The earlier of year-end 2005 or completion of phase 3 trial for colo-rectal cancer
(11)	$[*]	completion of phase 3 trial for stomach cancer
(12)	$[*]	completion of phase 3 trial for cervical cancer
(13)	$[*]	completion of phase 3 trial for any cancer that is not melanoma, breast, colo-rectal, stomach, or cervical

(14)	$[*]	The earlier of year-end 2004 or US regulatory clearance granted for melanoma
(15)	$[*]	The earlier of year-end 2004 or US regulatory clearance granted for breast cancer
(16)	$[*]	The earlier of year-end 2005 or US regulatory clearance granted for colo-rectal cancer
(17)	$[*]	US regulatory clearance granted for stomach cancer
(18)	$[*]	US regulatory clearance granted for cervical cancer
(19)	$[*]	US regulatory clearance granted for any cancer that is not melanoma, breast, colo-rectal, stomach, or cervical
(20)	$[*]	Regulatory clearance granted in any EPO Member States or Japan for melanoma
(21)	$[*]	Regulatory clearance granted in any EPO Member States or Japan for breast cancer
(22)	$[*]	Regulatory clearance granted in any EPO Member States or Japan for colo-rectal cancer
(23)	$[*]	Regulatory clearance granted in any EPO Member States or Japan for stomach cancer
(24)	$[*]	Regulatory clearance granted in any EPO Member States or Japan for cervical cancer
(25)	$[*]	Regulatory clearance granted in any EPO Member States or Japan for any cancer that is not melanoma, breast, colo-rectal, stomach, or cervical

(d)	an earned royalty of [*]% on Net Sales of Licensed Products by LICENSEE and/or its Affiliate(s) provided however that;

*	Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(i) if LICENSEE is required to license the intellectual property of a Third Party to make, have made, use, sell, offer to sell or import Licensed Products, the earned royalty due hereunder shall be reduced in the proportion of one half percent (0.5%) for every one percent (1.0%) of royalty due to such Third Party.

(ii) the earned royalty due on Net Sales of Combination Product by LICENSEE and/or its Affiliate(s) shall be calculated as below:

Earned Royalties due UNIVERSITY = A/(A+B+C . . .) x Royalty Rate on Net Sales of the Licensed Products applicable in (i) or (ii) x Net Sales of Combination Product, where:

A is the separately listed sale price of the Licensed Product or Licensed Product components; and

B and C . . . are the separately listed sale prices of the individual products or product components, respectively, that satisfied the requirements outlined in Paragraph 1.13. If LICENSEE does not separately sell any of the B, C . . . products or product components used in Combination Product, the purchase price paid by LICENSEE in the procurement of said products or product components shall be used.

(iii) under no circumstances shall the royalty due to University be less than sixty percent (60%) of the amount due without the deductions allowable under 3.1(c)(i) or (ii), therefore the royalties due to University shall never be less than three percent (3%) on Net Sales of Licensed Products by Licensee or its Affiliates."

(e) [*]% of all sublicense fees received by LICENSEE from its Sublicensees that are not earned royalties, excluding research support, received by LICENSEE, provided however that such research support shall not include executive and clerical salaries, legal expenses, or other costs not directly related to research;

(f) on each and every sublicense royalty payment received by LICENSEE from its Sublicensees on sales of Licensed Product by Sublicensee, fifty percent (50%) of the royalties received by LICENSEE;

(g) beginning the calendar year of commercial sales of the first License Product by LICENSEE, its Sublicensee, or an Affiliate and if the total earned royalties paid by LICENSEE under Paragraphs 3.1(d) and (f) to UNIVERSITY in any such year cumulatively amounts to less than Twenty-Five Thousand Dollars ($25,000) (“minimum annual royalty”), LICENSEE shall pay to UNIVERSITY a minimum annual royalty on or before February 28 following the last quarter of such year the difference between amount noted above and the total earned royalty paid by LICENSEE for such year under Paragraphs 3.1(d) and (f); provided, however, that for the year of commercial sales of the first Licensed Product, the amount of minimum annual royalty payable shall be pro-rated for the number of months remaining in that calendar year.

All fees and royalty payments specified in Paragraphs 3.1(a) through 3.1(g) above shall be paid by LICENSEE pursuant to Paragraph 4.3 and shall be delivered by LICENSEE to UNIVERSITY as noted in Paragraph 10.1.

3.2 Patent Costs. LICENSEE shall reimburse UNIVERSITY all past (prior to the Effective Date) and future (on or after the Effective Date) Patent Costs plus a fifteen percent (15%) patent service fee within thirty (30) days following receipt by LICENSEE of an itemized invoice from UNIVERSITY.

3.3 Due Diligence.

(a) LICENSEE shall:

(1) diligently proceed with the development, manufacture and sale of Licensed Products;

(2) market Licensed Products in the United States within six (6) months of receiving regulatory approval to market such Licensed Product's;

(3) reasonably fill the market demand for Licensed Products following commencement of marketing at any time during the term of this Agreement; and

(4) obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products.

(b) If LICENSEE fails to perform any of its obligations specified in Paragraphs 3.1(c) and 3.3(a)(1)-(4), then UNIVERSITY shall have the right and option to either terminate this Agreement as outlined in Paragraph 7.1 or change LICENSEE's exclusive license to a nonexclusive license provided that LICENSEE has not cured such failure to perform within ninety (90) days written notice from UNIVERSITY of said failure. This right, if exercised by UNIVERSITY, supersedes the rights granted in Article 2.

ARTICLE 4. REPORTS, RECORDS AND PAYMENTS

4.1 Reports.

(a) Progress Reports.

(1) Beginning January 1, 2002 and ending on the date of first commercial sale of a Licensed Product in the United States, LICENSEE shall submit to UNIVERSITY semi-annual progress reports covering LICENSEE's (and Affiliate's and Sublicensee's) activities to develop and test all Licensed Products and obtain governmental approvals necessary for marketing the same. Such reports shall include a summary of work completed; summary of work in progress; current schedule of anticipated events or milestones; market plans for introduction of Licensed Products; and summary of resources (dollar value) spent in the reporting period.

(2) LICENSEE shall also report to UNIVERSITY, in its immediately subsequent progress report, the date of first commercial sale of a Licensed Product in each country.

(b) Royalty Reports. After the first commercial sale of a Licensed Product anywhere in the world, LICENSEE shall submit to UNIVERSITY quarterly royalty reports on or before each February 28, May 31, August 31 and November 30 of each year. Each royalty report shall cover LICENSEE's (and each Affiliate's and Sublicensee's) most recently completed calendar quarter and shall show:

(1) the gross sales, deductions as provided in Paragraph 1.11, and Net Sales during the most recently completed calendar quarter and the royalties, in US dollars, payable with respect thereto;

(2) the number of each type of Licensed Product sold;

(3) sublicense fees and royalties received during the most recently completed calendar quarter in US dollars, payable with respect thereto;

(4) the method used to calculate the royalties; and

(5) the exchange rates used.

If no sales of Licensed Products has been made and no sublicense revenues has been received by LICENSEE during any reporting period, LICENSEE shall so report.

4.2 Records & Audits.

(a) LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep, accurate and correct records of all Licensed Products manufactured, used, and sold, and sublicense fees received under this Agreement. Such records shall be retained by LICENSEE for at least three (3) years following a given reporting period.

(b) Upon five (5) business days prior notice to LICENSEE all records shall be available during normal business hours for inspection at the expense of UNIVERSITY by UNIVERSITY’s Internal Audit Department or by a Certified Public Accountant selected by UNIVERSITY and in compliance with the other terms of this Agreement for the sole purpose of verifying reports and payments. Such inspector shall not disclose to UNIVERSITY any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues. In the event that any such inspection shows an under reporting and underpayment in excess of five percent (5%) for any twelve (12) month period, then LICENSEE shall pay the cost of the audit as well as any additional sum that would have been payable to UNIVERSITY had the LICENSEE reported correctly, plus an interest charge at a rate of ten percent (10%) per year. Such interest shall be calculated from the date the correct payment was due to UNIVERSITY up to the date when such payment is actually made by LICENSEE. For underpayment not in excess of five percent (5%) for any twelve (12) month period, LICENSEE shall pay the difference within thirty (30) days without interest charge or inspection cost.

4.3 Payments.

(a) All fees and royalties due UNIVERSITY shall be paid in United States dollars and all checks shall be made payable to "The Regents of the University of California", referencing UNIVERSITY' taxpayer identification number, 95-6006144. When Licensed Products are sold in currencies other than United States dollars, LICENSEE shall first determine the earned royalty in the currency of the country in which Licensed Products were sold and then convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the applicable reporting period.

(b) Royalty Payments.

(1) Royalties shall accrue when Licensed Products are invoiced, or if not invoiced, when delivered to a third party or Affiliate.

(2) LICENSEE shall pay earned royalties quarterly on or before February 28, May 31, August 31 and November 30 of each calendar year. Each such payment shall be for earned royalties accrued within LICENSEE's most recently completed calendar quarter.

(3) Royalties earned on sales occurring or under sublicense granted pursuant to this Agreement in any country outside the United States shall not be reduced by LICENSEE for any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income, except that all payments made by LICENSEE in fulfillment of UNIVERSITY' tax liability in any particular country may be credited against earned royalties or fees due UNIVERSITY for that country. LICENSEE shall pay all bank charges resulting from the transfer of such royalty payments.

(4) If at any time legal restrictions prevent the prompt remittance of part or all royalties by LICENSEE with respect to any country where a Licensed Product is sold or a sublicense is granted pursuant to this Agreement, LICENSEE shall convert the amount owed to UNIVERSITY into US currency and shall pay UNIVERSITY directly from its US sources of fund for as long as the legal restrictions apply.

(5) LICENSEE shall not collect royalties from, or cause to be paid on Licensed Products sold to the account of the US Government or any agency thereof as provided for in the license to the US Government.

(6) In the event that any patent or patent claim within Patent Rights is held invalid in a final decision by a patent office from which no appeal or additional patent prosecution has been or can be taken, or by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based solely on that patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. LICENSEE shall not, however, be relieved from paying any royalties that accrued before the date of such final decision, that are based on another patent or claim not involved in such final decision.

(c) Late Payments. In the event royalty, reimbursement and/or fee payments are not received by UNIVERSITY when due, LICENSEE shall pay to UNIVERSITY interest charges at a rate of ten percent (10%) per year. Such interest shall be calculated from the date payment was due until actually received by UNIVERSITY.

ARTICLE 5. PATENT MATTERS

5.1 Patent Prosecution and Maintenance.

(a) Provided that LICENSEE has reimbursed UNIVERSITY for Patent Costs pursuant to Paragraph 3.2, UNIVERSITY shall diligently prosecute and maintain the United States and, if available, foreign patents, and applications in Patent Rights using counsel of its choice. UNIVERSITY shall provide LICENSEE with copies of all relevant documentation relating to such prosecution and LICENSEE shall keep this documentation confidential. The counsel shall take instructions only from UNIVERSITY, and all patents and patent applications in Patent Rights shall be assigned solely to UNIVERSITY.

(b) UNIVERSITY shall consider amending any patent application in Patent Rights to include claims reasonably requested by LICENSEE to protect the products contemplated to be sold by LICENSEE under this Agreement.

(c) LICENSEE shall apply for an extension of the term of any patent in Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this law. LICENSEE shall prepare all documents for such application, and UNIVERSITY shall execute such documents and to take any other additional action as LICENSEE reasonably requests in connection therewith.

(d) LICENSEE may elect to terminate its reimbursement obligations with respect to any patent application or patent in Patent Rights upon three (3) months' written notice to UNIVERSITY. UNIVERSITY shall use reasonable efforts to curtail further Patent Costs for such application or patent when such notice of termination is received from LICENSEE. UNIVERSITY, in its sole discretion and at its sole expense, may continue prosecution and maintenance of said application or patent, and LICENSEE shall then have no further license with respect thereto. Non-payment of any portion of Patent Costs with respect to any application or patent may be deemed by UNIVERSITY as an election by LICENSEE to terminate its reimbursement obligations with respect to such application or patent.

5.2 Patent Infringement.

(a) If LICENSEE learns of any substantial infringement of Patent Rights, LICENSEE shall so inform UNIVERSITY and provide UNIVERSITY with reasonable evidence of the infringement. Neither party shall notify a third party of the infringement of Patent Rights without the consent of the other party. Both parties shall use reasonable efforts and cooperation to terminate infringement without litigation.

(b) LICENSEE may request UNIVERSITY to take legal action against such third party for the infringement of Patent Rights. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to LICENSEE. If the infringing activity has not abated ninety (90) days following LICENSEE’s request, UNIVERSITY shall elect to or not to commence suit on its own account. UNIVERSITY shall give notice of its election in writing to LICENSEE by the end of the one-hundredth (100th) day after receiving notice of such request from LICENSEE. LICENSEE may thereafter bring suit for patent infringement at its own expense, if and only if UNIVERSITY elects not to commence suit and the infringement occurred in a jurisdiction where LICENSEE has an exclusive license under this Agreement. If LICENSEE elects to bring suit, UNIVERSITY may join that suit at its own expense.

(c) Recoveries from actions brought pursuant to Paragraph 5.2(b) shall belong to the party bringing suit. Legal actions brought jointly by UNIVERSITY and LICENSEE and fully participated in by both shall be at the joint expense of the parties and all recoveries shall be shared jointly by them in proportion to the share of expense paid by each party.

(d) Each party shall cooperate with the other in litigation proceedings at the expense of the party bringing suit. Litigation shall be controlled by the party bringing the suit, except that UNIVERSITY may be represented by counsel of its choice in any suit brought by LICENSEE.

5.3 Patent Marking. LICENSEE shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

ARTICLE 6. GOVERNMENTAL MATTERS

6.1 Governmental Approval or Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so. LICENSEE shall notify UNIVERSITY if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. LICENSEE shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

6.2 Export Control Laws. LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

6. Preference for United States Industry. If LICENSEE sells a Licensed Product or Combination Product in the US, LICENSEE shall manufacture said product substantially in the US.

ARTICLE 7. TERMINATION OF THE AGREEMENT

7.1 Termination by The Regents. If LICENSEE fails to perform or violates any term of this Agreement, then UNIVERSITY may give written notice of default ("Notice of Default") to LICENSEE. If LICENSEE fails to cure the default within ninety (90) days of the Notice of Default, UNIVERSITY may terminate this Agreement and the license granted herein by a second written notice ("Notice of Termination") to LICENSEE. If a Notice of Termination is sent to LICENSEE, this Agreement shall automatically terminate on the effective date of that notice. Termination shall not relieve LICENSEE of its obligation to pay any fees owed at the time of termination and shall not impair any accrued right of UNIVERSITY.

7.2 Termination by Licensee.

(a)  LICENSEE shall have the right at any time and for any reason to terminate this Agreement upon a ninety (90) day written notice to UNIVERSITY. Said notice shall state LICENSEE’s reason for terminating this Agreement.

(b) Any termination under Paragraph 7.2(a) shall not relieve LICENSEE of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to UNIVERSITY or action by LICENSEE prior to the time termination becomes effective. Termination shall not affect in any manner any rights of UNIVERSITY arising under this Agreement prior to termination.

7.3 Survival on Termination. The following Paragraphs and Articles shall survive the termination of this Agreement:

(a)	Article 3.1(b) - First license maintenance fee

(b)	Article 4 (REPORTS, RECORDS AND PAYMENTS);

(c)	Paragraph 7.4 (Disposition of Licensed Products on Hand);

(d)	Paragraph 8.2 (Indemnification);

(e)	Article 9 (USE OF NAMES AND TRADEMARKS);

(f)	Paragraph 10.2 hereof (Secrecy); and

(g)	Paragraph 10.5 (Failure to Perform).

(h)	Paragraph 10.6 (Governing Laws).

7.4 Disposition of Licensed Products on Hand. Upon termination of this Agreement, LICENSEE may dispose of all previously made or partially made Licensed Product within a period of one hundred and eighty (180) days of the effective date of such termination provided that the sale of such Licensed Product by LICENSEE, its Sublicensees, or Affiliates shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

ARTICLE 8. LIMITED WARRANTY AND INDEMNIFICATION

8.1 Limited Warranty.

(a) UNIVERSITY warrants that it has the lawful right to grant this license.

(b) The license granted herein is provided “AS IS” and without WARRANTY OF MERCHANTABILITY or WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE or any other warranty, express or implied. UNIVERSITY makes no representation or warranty that the Licensed Product, Licensed Method or the use of Patent Rights will not infringe any other patent or other proprietary rights.

(c) In no event shall UNIVERSITY be liable for any incidental, special or consequential damages resulting from exercise of the license granted herein or the use of the Invention, Licensed Product, and Licensed Method.

(d) Except as otherwise provided in this Agreement nothing in this Agreement shall be construed as:

(1) a warranty or representation by UNIVERSITY as to the validity or scope of any Patent Rights;

(2) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties;

  (3) an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Paragraph 5.2 hereof;

(4) conferring by implication, estoppel or otherwise any license or rights under any patents of UNIVERSITY other than Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Patent Rights

(5) an obligation to furnish any know-how not provided in Patent Rights

8.2 Indemnification.

(a) LICENSEE shall indemnify, hold harmless and defend UNIVERSITY, its officers, employees, and agents; the sponsors of the research that led to the Invention; and the Inventor of the patents and patent applications in Patent Rights and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification shall include, but not be limited to, any product liability.

(b) LICENSEE, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance or an equivalent program of self insurance as follows:

(1) comprehensive or commercial general liability insurance (contractual liability included) with limits of at least: (i) each occurrence, $1,000,000; (ii) products/completed operations aggregate, $5,000,000; (iii) personal and advertising injury, $1,000,000; and (iv) general aggregate (commercial form only), $5,000,000; and

(2) the coverage and limits referred to above shall not in any way limit the liability of LICENSEE.

(c) LICENSEE shall furnish UNIVERSITY with certificates of insurance showing compliance with all requirements. Such certificates shall: (i) provide for thirty (30) day advance written notice to UNIVERSITY of any modification; (ii) indicate that UNIVERSITY has been endorsed as an additional insured under the coverage referred to above; and (iii) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over any valid and collectable insurance or program of self-insurance carried or maintained by UNIVERSITY.

(d) UNIVERSITY shall notify LICENSEE in writing of any claim or suit brought against UNIVERSITY in respect of which UNIVERSITY intends to invoke the provisions of this Article. LICENSEE shall keep UNIVERSITY informed on a current basis of its defense of any claims under this Article.

ARTICLE 9. USE OF NAMES AND TRADEMARKS

9.1 Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by LICENSEE of the name, "The Regents Of The University Of California" or the name of any campus of the University Of California is prohibited, without the express written consent of UNIVERSITY.

9.2 UNIVERSITY may disclose to the Inventor the terms and conditions of this Agreement upon their request. If such disclosure is made, UNIVERSITY shall request the Inventor not disclose such terms and conditions to others.

9.3 UNIVERSITY may acknowledge the existence of this Agreement and the extent of the grant in Article 2 to third parties, but UNIVERSITY shall not disclose the financial terms of this Agreement to third parties, except where UNIVERSITY is required by law to do so, such as under the California Public Records Act.

ARTICLE 10. MISCELLANEOUS PROVISIONS

10.1 Correspondence. Any notice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective:

(a) on the date of delivery if delivered in person, or

(b) five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party.

If sent to Neoprobe Corporation:
425 Metro North Place North
Suite 300
Dublin, Ohio 43017-1367
Attention: President, CEO

If sent to UNIVERSITY:
University of California, San Diego
Technology Transfer & Intellectual Property Services
9500 Gilman Drive
La Jolla, CA 92093-0910
Attention: Director

10.2 Secrecy.

(a) "Confidential Information" shall mean information relating to the Invention and disclosed by UNIVERSITY to LICENSEE during the term of this Agreement, which if disclosed in writing shall be marked "Confidential", or if first disclosed otherwise, shall within thirty (30) days of such disclosure be reduced to writing by UNIVERSITY and sent to LICENSEE:

(b) Licensee shall:

(1) use the Confidential Information for the sole purpose of performing under the terms of this Agreement;

(2) safeguard Confidential Information against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

(3) not disclose Confidential Information to others (except to its employees, agents or consultants who are bound to LICENSEE by a like obligation of confidentiality) without the express written permission of UNIVERSITY, except that LICENSEE shall not be prevented from using or disclosing any of the Confidential Information that:

(i) LICENSEE can demonstrate by written records was previously known to it;

(ii) is now, or becomes in the future, public knowledge other than through acts or omissions of LICENSEE; or

(iii) is lawfully obtained by LICENSEE from sources independent of UNIVERSITY; and

(c) The secrecy obligations of LICENSEE with respect to Confidential Information shall continue for a period ending five (5) years from the termination date of this Agreement.

10.3 Assignability. This Agreement may be assigned by UNIVERSITY, but is personal to LICENSEE and assignable by LICENSEE only with the written consent of UNIVERSITY.

10.4  No Waiver. No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.5 Failure to Perform. In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

10.6 Governing Laws. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application.

10.7 Force Majeure. A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, acts of terrorism, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the non-performing party's obligations herein shall resume.

10.8 Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.9 Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

10.10 Amendments. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

10.11 Severability. In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

IN WITNESS WHEREOF, both UNIVERSITY and LICENSEE have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

NEOPROBE CORPORATION:		THE REGENTS OF THE
UNIVERSITY OF CALIFORNIA:

By	/s/ David Bupp	By	/s/ Alan S. Paau
	(Signature)		(Signature)

	Name: David Bupp		Alan S. Paau
	Title: President, CEO		Director, Technology Transfer & Intellectual Property Services
	Date January 30, 2002		Date January 26, 2002

*	Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

AMENDMENT NO. 1 TO THE
LICENSE AGREEMENT CONTROL NO. 2002-03-0237
INVENTION CASE NO. SD1998-088
TITLED “MACROMOLECULAR DRUG CARRIER FOR DRUG AND DIAGNOSTIC AGENT DELIVERY”
BETWEEN NEOPROBE, INC. AND
THE REGENTS OF THE UNIVERSITY OF CALIFORNIA
EFFECTIVE JANUARY 30, 2002

The parties to the License Agreement ("Agreement") cited above wish to amend such Agreement, effective as of the date of the last signature below ("Effective Date") to include certain corrections and modifications. These changes are to be substituted for those relevant paragraphs in the Agreement and are effective on Effective Date. For these purposes, changes are made as detailed below to the following Articles:

CHANGES ARTICLE 3. CONSIDERATIONS

DELETE 3.1(c)

ADD 3.1(C) milestone payments in the amounts payable according to the following events:

	Amount	Date or Event

(1)	$[*]	The first successful regulatory clearance, to be substituted for the appropriate milestone payment listed below in (14)-(25).
(2)	$[*]	commencement of phase 2 trial for melanoma
(3)	$[*]	commencement of phase 2 trial for breast cancer
(4)	$[*]	commencement of phase 2 trial for colo-rectal cancer
(5)	$[*]	commencement of phase 2 trial for stomach cancer
(6)	$[*]	commencement of phase 2 trial for cervical cancer
(7)	$[*]	commencement of phase 2 trial for any cancer that is not melanoma, breast, colo-rectal, stomach, or cervical
(8)	$[*]	completion of phase 3 trial for melanoma
(9)	$[*]	completion of phase 3 trial for breast cancer
(10)	$[*]	completion of phase 3 trial for colo-rectal cancer
(11)	$[*]	completion of phase 3 trial for stomach cancer
(12)	$[*]	completion of phase 3 trial for cervical cancer
(13)	$[*]	completion of phase 3 trial for any cancer that is not melanoma, breast, colo-rectal, stomach, or cervical
(14)	$[*]	US regulatory clearance granted for melanoma
(15)	$[*]	US regulatory clearance granted for breast cancer
(16)	$[*]	US regulatory clearance granted for colo-rectal cancer
(17)	$[*]	US regulatory clearance granted for stomach cancer
(18)	$[*]	US regulatory clearance granted for cervical cancer
(19)	$[*]	US regulatory clearance granted for any cancer that is not melanoma, breast, colo-rectal, stomach, or cervical
(20)	$[*]	Regulatory clearance granted in any EPO Member States or Japan for melanoma
(21)	$[*]	Regulatory clearance granted in any EPO Member States or Japan for breast cancer
(22)	$[*]	Regulatory clearance granted in any EPO Member States or Japan for colo-rectal cancer
(23)	$[*]	Regulatory clearance granted in any EPO Member States or Japan for stomach cancer
(24)	$[*]	Regulatory clearance granted in any EPO Member State or Japan for cervical cancer
(25)	$[*]	Regulatory clearance granted in any EPO Member States or Japan for any cancer that is not melanoma, breast, colo-rectal, stomach, or cervical

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*	Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

ADD 3.3(a) 5. Diligently perform clinical testing in accordance to the following schedule:

Date and event
(i)	By [*], commencement of phase 2 trial for melanoma
(ii)	By [*], commencement of phase 2 trial for breast cancer
(iii)	By [*], commencement of phase 2 trial for colo-rectal cancer
(iv)	By [*], completion of phase 3 trial for melanoma
(v)	By [*], completion of phase 3 trial for breast cancer
(vi)	By [*], completion of phase 3 trial for colo-rectal cancer
(vii)	By [*], US regulatory clearance granted for melanoma
(viii)	By [*], US regulatory clearance granted for breast cancer
(ix)	By [*], US regulatory clearance granted for colo-rectal cancer

Except for the changes made above, all of the other terms and conditions in the Agreement between the parties shall remain in effect.

Neoprobe		The Regents of
The University of California

By:	/s/ Dave Bupp	By:	/s/ Alan S. Paau

	Name: Dave Bupp		Name:Alan S. Paau, Ph.D., MBA
	Title: President		Title: Assistant Vice Chancellor Technology Transfer & Intellectual Property Services

	Date: May 27, 2003		Date: May 22, 2003

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*	Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

AMENDMENT NO. 2 TO THE
LICENSE AGREEMENT CONTROL NO. 2002-03-0237
INVENTION CASE NO. SD1998-088
TITLED “MACROMOLECULAR DRUG CARRIER FOR DRUG AND DIAGNOSTIC AGENT DELIVERY”
BETWEEN NEOPROBE, INC. AND
THE REGENTS OF THE UNIVERSITY OF CALIFORNIA
EFFECTIVE JANUARY 30, 2002

The parties to the License Agreement ("Agreement") cited above wish to amend such Agreement, effective as of the date of the last signature below ("Effective Date") to include certain corrections and modifications. These changes are to be substituted for those relevant paragraphs in the Agreement and are effective on Effective Date. For these purposes, changes are made as detailed below to the following Articles:

CHANGES ARTICLE 3. CONSIDERATIONS

CHANGE 3.1(C) milestone payments in the amounts payable according to the following events:

	Amount	Date or Event
(1)	$[*]	The first successful regulatory clearance, to be substituted for the appropriate milestone payment listed below in (14)-(25)
(2)	$[*]	commencement of phase 2 trial for melanoma
(3)	$[*]	commencement of phase 2 trial for breast cancer
(4)	$[*]	earlier of commencement of phase 2 trial for colo-rectal cancer or regulatory approval allowing sales of Licensed Product for colo-rectal cancer
(5)	$[*]	earlier of commencement of phase 2 trial for stomach cancer or regulatory approval allowing sales of Licensed Product for stomach cancer
(6)	$[*]	earlier of commencement of phase 2 trial for cervical cancer or regulatory approval allowing sales of Licensed Product for cervical cancer
(7)	$[*]
earlier of commencement of phase 2 trial for any cancer that is not melanoma, breast, colo-rectal, stomach, or cervical or regulatory approval allowing sales of Licensed Product for cancer other than melanoma, breast, colo-rectal, stomach, or cervical

(8)	$[*]	completion of phase 3 trial for melanoma
(9)	$[*]	completion of phase 3 trial for breast cancer
(10)	$[*]	earlier of completion of phase 3 trial for colo-rectal cancer or regulatory approval allowing sales of Licensed Product for colo-rectal cancer
(11)	$[*]	earlier of completion of phase 3 trial for stomach cancer cancer or regulatory approval allowing sales of Licensed Product for stomach cancer
(12)	$[*]	earlier of completion of phase 3 trial for cervical cancer cancer or regulatory approval allowing sales of Licensed Product for cervical cancer
(13)	$[*]
earlier of completion of phase 3 trial for any cancer that is not melanoma, breast, colo-rectal, stomach, or cervical, or regulatory approval allowing sales of Licensed Product for cancer other than melanoma, breast, colo-rectal, stomach, or cervical

(14)	$[*]	US regulatory clearance granted allowing sales of Licensed Product for use in melanoma
(15)	$[*]	US regulatory clearance granted allowing sales of Licensed Product for use in breast cancer
(16)	$[*]	US regulatory clearance granted allowing sales of Licensed Product for use in colo-rectal cancer
(17)	$[*]	US regulatory clearance granted allowing sales of Licensed Product for use in stomach cancer
(18)	$[*]	US regulatory clearance granted allowing sales of Licensed Product for use in cervical cancer
(19)	$[*]	US regulatory clearance granted for any cancer that is not melanoma, breast, colo-rectal, stomach, or cervical cancer;
Or
	$[*]	US regulatory clearance granted for use that is independent of cancer indication
(20)	$[*]	Regulatory clearance allowing sales of Licensed Product in any EPO Member States or Japan for melanoma
(21)	$[*]	Regulatory clearance allowing sales of Licensed Product in any EPO Member States or Japan for breast cancer
(22)	$[*]	Regulatory clearance allowing sales of Licensed Product in any EPO Member States or Japan for colo-rectal cancer
(23)	$[*]	Regulatory clearance allowing sales of Licensed Product in any EPO Member States or Japan for stomach cancer
(24)	$[*]	Regulatory clearance allowing sales of Licensed Product in any EPO Member State or Japan for cervical cancer
(25)	$[*]	Regulatory clearance allowing sales of Licensed Product in any EPO Member States or Japan for any cancer that is not melanoma, breast, colo-rectal, stomach, or cervical cancer

CHANGE 3.3(a) 5. Diligently perform clinical testing in accordance to the following schedule:

Date and event
(x)	By [*], commencement of phase 2 trial for melanoma
(xi)	By [*], commencement of phase 2 trial for breast cancer
(xii)	By [*], completion of phase 3 trial for melanoma
(xiii)	By [*], completion of phase 3 trial for breast cancer
(xiv)	By [*], US regulatory clearance granted allowing sales of Licensed Product for use in melanoma
(xv)	By [*], US regulatory clearance granted allowing sales of Licensed Product for use in breast cancer
(xvi)	By [*], US regulatory clearance granted allowing sales of Licensed Product for use in colo-rectal cancer

1

As consideration for the amendment provided herein, and in addition to the consideration paid or payable under the Agreement, Licensee shall pay to University an amendment fee of Five Thousand Dollars ($5000) within 30 days after execution of this amendment. The parties agree that this Agreement may be executed by facsimile and in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

Except for the changes made above, all of the other terms and conditions in the Agreement between the parties shall remain in effect.

Neoprobe		The Regents of
The University of California

By:	/s/ Dave Bupp	By:	/s/ Alan S. Paau

	Name: Dave Bupp		Name: Alan S. Paau, Ph.D., MBA
	Title: President		Title: Assistant Vice Chancellor Technology Transfer & Intellectual Property Services

	Date: February 1, 2006		Date: January 27, 2006

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